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N-6 Consent

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 15/Amendment No. 108 to Registration Statement No. 333-96519/811-03927 on Form N-6 of our report dated March 31, 2009, relating to the financial statements of each of the Investment Options of MetLife of CT Fund UL for Variable Life Insurance appearing in the Prospectus Supplement, and the use of our report dated March 26, 2009, on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007) appearing in the Statement of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus Supplement and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 8, 2009